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                                                                   EXHIBIT 99(a)


[LOGO]            [FIRST FINANCIAL CARIBBEAN CORPORATION LETTERHEAD]







DATE:      September 22, 1997

FOR:       First Financial Caribbean Corporation

CONTACT:   Richard F. Bonini
           Senior Executive Vice President
           (787) 749-7108
           (212) 508-0340




                    FIRST FINANCIAL CARIBBEAN CORPORATION,
                       NOW DORAL FINANCIAL CORPORATION


San Juan, Puerto Rico, September 22, 1997 -- First Financial Caribbean Corporation (NASDAQ: FRCC), a Puerto Rico-based diversified financial services institution with offices in Puerto Rico, Florida and New York has changed its name to Doral Financial Corporation. The new NASDAQ ticker name is DORL.


The move was overwhelmingly approved at a special shareholders' meeting held earlier today at company headquarters in San Juan. The name change is designed to facilitate the Company's marketing efforts and expansion, both in Puerto Rico and the rest of the US. All of the units of the Company will have logos which designate them as Companies of Doral Financial.


"We are very pleased with the strong shareholder support of this decision, which allows us to more easily communicate that we are a family of Companies that offers diversified services," said Salomon Levis, chairman and CEO of Doral Financial.

Doral Financial is the leading mortgage lender in Puerto Rico. The Company offers mortgage banking services through its HF Mortgage Bankers, Doral Mortgage Corporation and Centro Hipotecario subsidiaries; banking services through its wholly-owned thrift institution, Doral Federal Savings Bank; and retail investment brokerage through its wholly-owned NASD licensed broker/dealer Doral Securities. Doral Financial operates 25 retail branches in Puerto Rico, two in Florida and one business office in New York City.

Doral Federal recently received the approval from the Federal Reserve to convert to commercial banking status and is now awaiting approval from Puerto Rico's financial commissioner. The conversion is expected shortly.

At the special meeting, the Company's shareholders also approved a proposal to increase the number of authorized shares of Common Stock from 20,000,000 to 50,000,000 shares.